THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO THEIR DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARED UNDER THE SECURITIES ACT OF 1933 OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THIS CORPORATION, AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER THE SECURITIES LAWS.

10% CONVERTIBLE NOTE
DUE ON DEMAND OF HOLDER

$ 322.675.12

Minneapolis, Minnesota
May 21, 2007

Rubber Research Elastomerics, Inc., a Minnesota corporation (the "Company") for value received, hereby promises to pay to the order of Ernest Miller or any assignee thereof (such payee, or in the event of such assignment, the last such assignee hereinafter referred to as the "holder"), the principal sum of $322,675.12, or so much thereof as the holder demands in writing, immediately upon written demand of the holder, with interest on the unpaid balance of such principal amount accrued from May 21, 2007 at an annual rate of ten percent (10%), calculated on the basis of a 365 day year, such interest payable upon maturity. Payments of principal and interest shall be made in lawful money of the United States of America at the-principal office of the Company in Minneapolis, Minnesota, or at such other place as the Company shall have designated for such purpose to the holder in writing.

1. Conversion.

This Note is convertible at the option of the holder during the period from the date of issue hereof through the date of repayment into shares of Common Stock of the Company at a conversion price of three cents ($.03) per share. The number of shares into which the Note is convertible shall be appropriately adjusted to reflect stock dividends, stock splits and the like. The conversion price is herein called the "Conversion Price."

The Company shall not be required to issue any fraction of a share of Common Stock or scrip representing a fraction of a share of Common Stock on any conversion pursuant to the terms of this Note. Upon the surrender to the Company of the Note for conversion, the holder shall be entitled to receive the number of full shares of Common Stock equal to the quotient (exclusive of fractions) obtained by dividing the amount due of the Note so surrendered, by the Conversion Price, and an amount in cash, as an adjustment in lieu of any fraction of share resulting from such division, equal to such fraction multiplied by the Conversion Price of one share.

To convert the Note into shares of Common Stock, the Note shall be surrendered to the Company at its principal office or at such other office or agency as the Company may authorize for

such purpose, endorsed or accompanied by a written instrument of surrender in form satisfactory to the Company, duly executed by the holder or his attorney duly authorized in writing. Partial conversion of the Note is authorized.

The Company shall issue and deliver in exchange for that portion of the Note so surrendered for conversion, as soon as practicable after such surrender, certificates representing the number of shares of Common Stock into which such Note shall be convertible, issued in the name of the holder or in. such name or names as the holder may direct. The conversion right in respect of the Note shall be deemed to be exercised upon the receipt by the Company of the Note so surrendered duly endorsed or accompanied by a written instrument as above provided. The holder of the Note shall be deemed to have become a shareholder of record as of the date upon which the Note shall have been so received, provided the requirements hereof are complied with. Thereupon, that portion of the Note with respect to which the conversion right is exercised shall be deemed to be satisfied and discharged and no longer outstanding for any purpose. The receipt of the Note so surrendered shall constitute full payment for the shares issued in conversion thereof.

If at anytime while this Note is outstanding the Company shall consolidate with or merge into another corporation, the holder hereof shall thereafter be entitled upon conversion to the issuance of, with respect to each share of Common Stock issuable upon conversion of this Note immediately prior to the date upon which such consolidation or merger shall become effective, the securities or property to which a holder of one share of Common Stock would have been entitled upon such consolidation or merger, without any change in, or payment in addition to, the Conversion Price in effect immediately prior to such merger or consolidation, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that all of the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the conversion of this Note. The Company shall not effect any such consolidation or merger unless prior to the consummation thereof the successor corporation (if other than the Company) resulting therefrom shall assume by written instrument executed and mailed to the holder of this Note at the address of the holder shown on the books of the Company, the obligation to deliver to the holder such securities or property as in accordance with the foregoing provisions the holder shall be entitled to purchase. A sale of all or substantially all of the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

2. Authorized Shares.

The Company represents, warrants and agrees that, upon amendment of its articles of incorporation to adequately increase the number of its authorized shares, it will thereafter at all times, maintain a sufficient number of authorized and unissued shares of Common Stock to allow conversion of this Note.

3. Events of Default.

If any of the following events (herein called "Events of Default") shall occur.

(a) If the Company shall default for a period of twenty (20) days in the payment of principal or interest upon maturity; or

(b) If the Company shall default in the performance of or compliance with any term contained in this Note other than those referred to in the preceding Subparagraph (a), and such default shall not have been remedied, or affirmative action acceptable to the holder shall not have been taken to cure the same, within thirty (30) days, (or, if a cure cannot reasonably be so effected within thirty (30) days, within such reasonable period as such cure can be effected by the prompt and diligent action of the Company) after written notice thereof shall have been given to the Company by the holder of this Note, or

(c) If the Company shall make an assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or any subsidiary or of all or any substantial part of the properties of the Company;

then, at the option and in the sole discretion of the holder of this Note, this Note shall immediately mature and become due and payable together with interest accrued thereon, without presentment, demand, protestor notice, all which hereby are waived.

4. Remedies on Default.

If an Event of Default shall have occurred and shall be continuing, the holder of this Note may proceed to protect and enforce the rights of such holder by a suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms thereof or in aid of the exercise of any right, power or remedy granted thereby, or by law, equity, statute, or otherwise. The Company shall pay to such holder such amounts as shall be sufficient to cover the cost and expense of any action taken by such holder to protect and enforce such rights upon an Event of Default, including (without limitation) reasonable attorneys' fees. No course of dealing and no delay on the part of the holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, power or remedies. No right, power or remedy conferred hereby shall be exclusive of any right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

5. Replacement.

Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, at the option of the Company, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity satisfactory to the Company, or in the case of any such mutilation, upon surrender and cancellation of such Note, the Company shall issue a New Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

6. Construction of Agreement.

This Note shall be construed in accordance with the laws of the State of Minnesota. This Note may not be waived, changed, discharged or terminated orally, nor shall any delay or failure on the part of the holder of this Note in exercising any right hereunder affect such right or be deemed a waiver of any default on the part of the Company.

7. Notices.

All communications hereunder shall be in writing and, except as otherwise provided, shall be delivered at, or mailed by United States first class mail, postage prepaid, return receipt requested, if to the Company at 4500 Main Street N.E., Minneapolis, Minnesota, 55421, or if to the holder, at Prime Investments, 122 E. Lindsay Street, Greensboro, North Carolina 27401, or to such other address as either party shall designate to the other. The parties shall promptly advise each other of changes in addresses for such notices.

8. Investment Representation.

By acceptance of this Note, the holder represents to the Company and agrees that:

(a) The Note is being acquired for the account of the holder, and the holder has no present intention of offering, selling, transferring or otherwise disposing of the Note or the shares of Common Stock issuable upon conversion or exercise thereof.

(b) The holder will not sell, transfer or otherwise dispose of the Note or shares of Common Stock issuable upon conversion or exercise thereof, unless either:

(i) a registration statement under the Securities Act of 1933 (the "Act"), as amended, covering such portion of the Note or such shares. of Common Stock issued or issuable upon conversion or exercise thereof which is to be so offered, sold, transferred or otherwise disposed of has become effective; or

(ii) such holder has received the opinion of counsel acceptable to the Company, such opinion to be in writing and addressed to the Company, that the proposed offer, sale, transfer or other disposition of the Note or the shares of Common Stock issued

or issuable upon conversion or exercise thereof are exempt from the registration provisions of the Act.

9. Addendum.

This Note is subject to the terms of the Addendum executed by Duncan King and Fred Stark (on behalf of the Company) on June 26, 2001, attached hereto as Exhibit A.

RUBBER RESEARCH ELASTOMERICS, INC.

By____________________
Fred J. Stark, Jr., President

Exhibit A

RUBBER RESEARCH ELASTOMERICS INC.
4500 MAIN STREET NORTHEAST
MINNEAPOLIS MINNESOTA 55421
TELEPHONE (763) 572-1056
FAXPHONE (763) 572-2357
rre@black-hole.com

June 26, 2001

Agreement to satisfy the three notes as follows:

Payee Ernest Miller of October 24, 1996	$ 59,000.00
Payee Ernest Miller of August 26, 1996	$ 28,197.00
Payee Ernest Miller of July 10, 1996	$271,623.08
Total	$358,820.08

Representatives of the notes are attached.

The satisfaction of the attached notes is effected by the surrender of these notes and the issuance of three notes to include payment of principal and interest as defined in the notes attached.

1. Conversion

The conversion price of the notes is at fifteen cents ($0.15) per share. If Rubber Research Elastomerics Inc., has used any other conversion price of less than fifteen cents per share during the term of the surrendered notes the conversion price of the new notes in the event of conversion will be equalized with the previous notes. The additional shares shall be allocated proportionally to the three holders of the new notes. In addition, if, during the term of the new notes, RRE, issues stock or equivalents or other convertible notes at a price less than fifteen cents ($0.15) per share, the new notes will be equalized with this new price. The conversion price of the new notes will also be adjusted proportionally to reflect any changes in the number of authorized shares.

By ______________________

Fred J. Stark
CEO
Rubber Research Elastomerics Inc.

By ______________________

Duncan King